UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 7, 2008

MutualFirst Financial Corp.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-27905	35-2085640
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 E. Charles Street Muncie, Indiana		47305-2419
(Address of Principal Executive Offices)		(Zip Code)

(765) 747-2800
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On January 7, 2008, MutualFirst Financial, Inc. (the “Registrant”) and its wholly owned subsidiary, MutualFirst Acquisition Corp. (“Acquisition Corp”), entered into a definitive agreement (the “Agreement”) with MFB Corp. (“MFB”), pursuant to which MFB will be merged with and into Acquisition Corp. (the “Merger”), and MFB’s savings bank subsidiary, MFB Financial, will be merged with and into the Registrant’s savings bank subsidiary, Mutual Federal Savings Bank.  MFB shareholders will be entitled to elect to receive, for each share of MFB common stock they hold, $41.00 in cash (the “Cash Consideration”), 2.59 shares of the Registrant’s common stock (the “Stock Consideration”) or a combination of both, subject to reallocation and proration procedures to ensure that 80% of all of the shares of MFB common stock outstanding immediately before the effective time of the Merger are exchanged for the Stock Consideration and that the remaining 20% of the outstanding MFB shares are exchanged for the Cash Consideration.

MFB will have the right to terminate the Agreement if the average closing price of the Registrant’s common stock during the ten consecutive trading days immediately preceding the date on which MFB receives written notice that all required regulatory and shareholder approvals have been received is less than $12.664 and the Registrant’s common stock has underperformed an index of financial institutions by more than fifteen percent, unless the Registrant elects to increase the amount of the consideration payable to MFB’s shareholders pursuant to a formula specified in the Agreement.  In the event the Agreement is terminated under certain other specified circumstances, MFB will be required to pay the Registrant a termination fee of $1.7 million in cash.

At the effective time of the Merger, each outstanding option to purchase MFB common stock will be converted into an option to purchase the Registrant’s common stock, with adjustments to the number of underlying shares and exercise price based on the 2.59:1 exchange ratio for the Stock Consideration.

Charles J. Viater, President and Chief Executive Officer of MFB and MFB Financial, has entered into a three-year employment agreement with Mutual Federal Savings Bank, to become effective upon the closing of the Merger.  Mr. Viater will serve as Regional President of Mutual Federal Savings Bank and Senior Vice President of the Registrant.  Four directors of MFB – Mr. Viater, Michael J. Marien, Jonathan E. Kintner and Edward C. Levy – will join the Boards of Directors of the Registrant and Mutual Federal Savings Bank at the closing of the Merger.

The transaction is subject to customary closing conditions, including the receipt of regulatory approvals, approval by the shareholders of the Registrant of the issuance of the Registrant’s common stock in the Merger and approval by the shareholders of MFB of the Merger Agreement, and is expected to be completed in the second quarter of 2008.  All of the directors of the Registrant have agreed to vote their shares of Registrant common stock in favor of approval of the issuance the Registrant’s common stock in the Merger.  All of the directors of MFB have agreed to vote their shares of MFB common stock in favor of approval of the Agreement.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Cautionary Statement Regarding Representations and Warranties

The representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement and as of specific dates, were solely for the benefit of the parties to the Agreement, and are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement.  The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Registrant or MFB, or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Registrant’s or MFB’s respective public disclosures.

Item 7.01   Regulation FD Disclosure

The joint press release issued by the Registrant and MFB on January 8, 2008 announcing the Agreement is furnished herewith as Exhibit 99.1.  The investor presentation material to be used by the Registrant for its conference call on January 8, 2008 to discuss the proposed transaction is furnished herewith as Exhibit 99.2.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of January 7, 2008, by and among MutualFirst Financial, Inc., MutualFirst Acquisition Corp. and MFB Corp.
99.1	Joint Press Release dated January 8, 2008
99.2	Investor Presentation Material

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2008	MUTUALFIRST FINANCIAL, INC.

	By:	/s/ David W. Heeter
David W. Heeter President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of January 7, 2008, by and among MutualFirst Financial, Inc., MutualFirst Acquisition Corp. and MFB Corp.
99.1	Joint Press Release dated January 8, 2008
99.2	Investor Presentation Material